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[Selfcare Letterhead]


                                November 25, 1996


Certain holders of 10% Promissory
Notes (the "Notes") of Selfcare, Inc.
dated March 30, 1995


Dear Noteholder:

     Pursuant to the letter agreement dated July 19, 1996 (the "AMEX Letter Agreement") by and between you and Selfcare, Inc. (the "Company"), you and certain other holders (the "Certain Holders") waived repayment of any principal amount of any Notes held by you and the Notes of the Certain Holders until such date (the "Determination Date") as Selfcare's stockholders' equity as of November 30, 1996 (the "Measurement Date") has been determined (but no later than December 31, 1996). You and the Certain Holders further agreed that if the Company's stockholders' equity as of the Measurement Date was determined on the Determination Date to be less than $4.0 million, the principal amount of your and their Notes, together with any accrued but unpaid interest thereon through the Determination Date, would be automatically converted as of the Determination Date into a number of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company. Your agreement helped the Company obtain approval from the American Stock Exchange to list the Company's Common Stock on the exchange and complete its successful initial public offering on August 6, 1996.

     As a result of recent developments, the Company believes its stockholders' equity as of the Measurement Date will substantially exceed $4.0 million. Accordingly, under the terms of the AMEX Letter Agreement, the Company believes it will be obligated to repay the principal amount of your Notes and the Notes of the Certain Holders in full, together with any accrued but unpaid interest, on a date (the "Payment Date") which is within five (5) business days after the Determination Date.

     The Company, however, would prefer to delay repayment of the principal of your Notes and the Notes held by the Certain Holders until January 15, 1998. Accordingly, the Company is hereby asking you and the Certain Holders to agree to the following:

     1. You and the Company hereby agree that, notwithstanding anything in the Notes to the contrary, the principal amount of your Notes is to be repaid in full, within five (5) business days after January 15, 1998 (the "New Repayment Date"). On the New Repayment
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Date you also will receive an amount equal to the accrued but unpaid interest from January 1, 1998 through the New Repayment Date.

     2. The Company hereby agrees that, notwithstanding your agreements herein, you will remain entitled to (a) exercise any warrants to purchase shares of the Company's Common Stock you already hold which were issued in connection with the Notes as if the principal amount of your Notes, were repaid in full on the Payment Date (in other words, you will be entitled to exercise such warrants for the number of shares currently covered thereby during the thirty (30) day period following the Payment Date); and (b) continue to receive payments for interest on the principal amount of your Notes on the first business day of each calendar quarter for the immediately preceding quarter.

     3. In consideration for your agreement to the terms of this letter, the Company will issue to you after December 3, 1996 additional warrants, dated December 3, 1996 (the "Additional Warrants"), to purchase shares of the Company's Common Stock in substantially the form attached hereto as EXHIBIT A. The number of Additional Warrants that you will receive by accepting this letter agreement will equal your Proportionate Share (as hereinafter defined) of warrants to purchase an aggregate of 50,000 shares of the Company's Common Stock. The term "Proportionate Share" shall mean that portion of warrants to purchase an aggregate of 50,000 shares of the Company's Common Stock multiplied by a fraction, the numerator of which is the principal amount of your Notes and the denominator of which is $2.75 million. The initial exercise price per share of Common Stock underlying the Additional Warrants shall equal the average closing price of the Company's Common Stock on the American Stock Exchange on November 26, 27 and 29, 1996 (the "Exercise Price").

     4. As further consideration for your agreement to the terms of this letter agreement, if your Notes are outstanding as of June 30, 1997 and the Company has not sold shares of Common Stock after the date hereof and on or before June 30, 1997 pursuant to a registration statement on Form SB-2 (or a similar form), then the Company will issue to you by July 15, 1997, additional warrants, dated June 30, 1997 (the "Secondary Warrants"), to purchase shares of the Company's Common Stock in substantially the form attached hereto as EXHIBIT A. The number of Secondary Warrants that you will receive will equal your Proportionate Share of warrants to purchase an aggregate of 25,000 shares of the Company's Common Stock. The initial exercise price per share of Common Stock underlying the Secondary Warrants shall equal the Exercise Price. The aggregate number of shares of 25,000 and the Exercise Price will be appropriately adjusted to reflect any adjustments which would have been made if the Secondary Warrants had instead been issued on December 3, 1996.

     5. You hereby agree that you will not transfer or assign any rights contained herein without the prior written consent of the Company. You also hereby acknowledge and agree that the contents of this letter agreement shall remain confidential and that neither you nor any of your employees, agents or advisors will disclose any information contained herein in any manner whatsoever.

     Enclosed for your information is a copy of the Company's quarterly report on Form 10-QSB dated November 14, 1996 (without exhibits). Although you should make your decision based on what you believe is best for you, I should tell you that every director of the

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Company who holds Notes has personally agreed to the terms of this letter agreement including Bill Umphrey, Carol Goldberg, John Levy and my family. If you wish to accept this offer, please (i) execute this letter by signing on the line below and sending a copy of the executed letter to the Company by facsimile (617-647-3939) NO LATER THAN 2:00 P.M. (NEW YORK TIME) ON TUESDAY, DECEMBER 3, 1996 and (ii) return the original hard copy of this letter to the Company at 200 Prospect Street, Waltham, Massachusetts 02154, by mail, keeping a copy for your records. Any executed copy received by facsimile after 2:00 p.m. on December 3, 1996 will not be effective unless a separate notice of effectiveness is sent to you by the Company.


                                      SELFCARE, INC.



                                      By:/s/Ron Zwanziger
                                         -------------------------------
                                          Ron Zwanziger, President and Chief
                                          Executive Officer

ACCEPTED AND AGREED TO:



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Signature


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